EXHIBIT 99.1

REGI U.S., INC.

2007 STOCK OPTION PLAN

1.      Purpose. The purpose of this 2007 Stock Option Plan (”Plan”) is to provide long-term incentives to key employees, certain Service Providers and non-employee directors (“Optionee” or “Participant”) of REGI U.S., Inc. (the “Company”) for their efforts on behalf of the Company and its subsidiaries; to assist in retaining people of ability and initiative in professional, management and other key positions; and to induce such individuals and other key employees to refrain from competing with the Company and its subsidiaries. These purposes are intended to be achieved, in part, through the grant of stock options (“Options”), some of which are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event and to the extent that in connection with the grant of Options intended to qualify as such "Incentive Stock Options” this Plan shall not conform with a pertinent mandatory requirements under section 422 or any related Treasury regulation, then this Plan shall be deemed to have incorporated such a mandatory provision and shall be construed accordingly, notwithstanding any other provision contained in this Plan to the contrary. Options granted to non-employee directors, independent contractors, and Service Providers not intended to qualify as Incentive Stock Options may also be granted.

2.      Administration of the Plan. The Plan shall be administered by a committee of the board of directors of the Company (the “Board”) or, at the Board’s election, by the full Board (such committee or the Board, if it administers the Plan, the "Committee”). Any Committee designated by the Board to administer the Plan shall consist of two or more members.

The Committee shall have full power to interpret and administer the Plan and, subject to Section 4 hereof, full authority to select the eligible individuals to whom Options will be granted and to determine the type and amount of Options to be granted to each participant, the terms and conditions of options granted under the Plan and the terms and conditions of the agreements which will be entered into with participants.

The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Option issued under the Plan (and any agreements relating thereto); to direct employees of the Company or other advisors to prepare such materials or perform such analysis as the Committee deems necessary or appropriate; and otherwise to supervise the administration of the Plan.

Any interpretation or administration of the Plan by the Committee, and all actions of the Committee, shall be final, binding and conclusive on the Company, its stockholders, subsidiaries, and all Participants in the Plan, their respective legal representatives, successors and assigns, and upon all persons claiming under it through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

3.      Shares subject to this Plan. The total number of shares which may be issued and sold upon exercise of Options granted pursuant to this Plan shall not exceed TWO MILLION (2,000,000) shares of the Company’s Common Stock, (”Common stock”), except to the extent of adjustments authorized by Paragraph 7 of this Plan. Such common stock may be treasury shares or authorized but unissued shares or a combination of the foregoing. If an Option granted under this Plan shall expire or terminate for any reason other than its exercise, the shares subject to, but not delivered under, such Option shall be available for the grant of other Options to the same individual or other individuals. The Committee will maintain records showing the cumulative total of number of shares of Common Stock subject to Options outstanding under the Plan.

          3.1      Restrictions. Shares of Stock shall be subject to such restrictions, if any, as the Board of Directors may impose (including without limitation, any limitation on the right to vote a Share of Stock), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Board of Directors may deem appropriate.

          3.2      Vesting. Unless the Board of Directors determines otherwise, shares of non-vested Stock awarded to a Participant will be forfeited if the Participant terminates employment or service for any reason other than death, Disability, Retirement or Involuntary Termination. At the time and on the date of a Participant's death, Disability, Retirement or Involuntary Termination during the Participant's employment or service, prior to the date the Participant otherwise becomes fully vested in all the Stock awarded to the Participant, all restrictions placed on each share of Stock awarded to the Participant shall lapse and the non-vested Stock will become fully vested Released Securities. From and after such date the Participant shall have full rights of transfer or resale with respect to such Stock subject to applicable state and federal regulations.

          3.3      Death of Optionee. In the event of the death of an Optionee, the Option terminates on the earlier of (i) 6 months after the date of death of the Optionee, or (ii) the expiration date otherwise provided in the Option agreement (except that if the expiration date of a Nonqualified Stock Option should occur during the 90 day period immediately following the Optionee’s death, such Option terminates at the end of such 90 day period). Under these circumstances, the Option will be exercisable at any time prior to such termination by the Optionee’s estate, or by such person or persons who have acquired the right to exercise the Option by bequest or by inheritance or by reason of the death of the Optionee.

           3.4      Termination of Status as Key Employee, Service Provider or Non-employee Director. If the Optionee’s status as a key Employee, Service Provider or Non-employee Director is terminated at any time after the grant of an Option by the Optionee for any reason other than death or Disability, as provided in Section 3.3, and not by the Company, as provided below, the Option terminates on the date of termination of status as a key Employee, Service Provider or Non-employee Director. If an Optionee’s status as a key Employee, Service Provider or Non-employee Director is terminated at any time after the grant of an Option by the Company for any reason, then the Option terminates on the date of termination of status as an Employee.

4.      Eligibility.

a.

The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Options to key employees, non- employee directors and Service Providers of the Company or any of its subsidiaries (each an “Optionee”) to purchase from the Company shares of Common Stock and may fix the number of shares to be covered by such Option. Successive Options may be granted to the same person whether or not the Option or Options first granted to such person remain unexercised.

b.

Options granted under this Plan intended to qualify as ISO’s may be granted only to employees (not Service Providers or non-employee directors) and must be exercised no later than three months after termination of employment, unless the Optionee is disabled, in which case the option must be exercised within one year of termination.

c.	Options granted under this Plan granted to Service Providers and non- employees directors shall be non-qualified stock options.
d.	Options granted under the Plan may be:
	(i)	options which are intended to qualify as incentive stock options under Section 422 of the code (”Incentive Stock Options”);
	(ii)	options which are not intended to qualify under section 422 of the Code; or
(iii)

both of the foregoing if granted separately, not in tandem. No option granted under the Plan shall be an Incentive Stock Option unless the stock option agreement evidencing such option specifically states that the option is intended to be an Incentive Stock Option.

5.      Term of Option and Transferability. The term of each Option granted under the Plan shall be established by the Committee, but the term of Incentive Stock Options shall not exceed ten years from the date of grant; provided, however, that in the case of an Optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations at the time an Option which is intended to qualify as an Incentive Stock Option is granted, the term of such Option shall not exceed five (5) years from the date of grant. No Option shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution. In the event of death, refer to Item 3.3 Death of Optionee.

6.      Option Price and Payment. The Option price (which may not be less than fair market value,) shall be established by the Committee, provided that in the case of an Option intended to qualify as an Incentive Stock Option, the Option price shall be not less than the fair market value of the shares covered by the Option at the time the Option is granted (110% of such fair market value in the case of an Option intended to qualify as an Incentive Stock Option granted to an individual who, at the time the Option is granted, owns shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, its parent or any of its subsidiaries). If Common Stock of the same class as the stock subject to Incentive Stock Options granted or to be granted hereunder are at any time traded on a national securities exchange, the term ”fair market value” shall mean (i) the mean between the highest and lowest selling prices reported by the consolidated stock exchange network for such stock on the date as of which the determination is to be made; or (ii) if there are no sales of such Common Stock reported by the consolidated stock exchange network on such date, the mean between the highest and lowest reported selling prices on the consolidated stock exchange network on the nearest trading date before such date and on which there were such sales. If such shares of Common Stock are at any time traded only otherwise than on a national securities exchange, the term "fair market value” shall mean the mean between the bid and asked prices of the stock as reported by such sources as shall be, in the judgment of the Committee, appropriate evidence of such prices or, if quoted on NASDAQ, the mean between NASDAQ high and low selling prices, as of the close of business on the date for which a determination is being made. If there shall be no trading in such Common Stock at any time, then the term ”fair market value” means the value per share of stock as determined by the Committee taking into consideration such financial and market data as the Committee may deem necessary and appropriate. The Option price shall be payable (i) in case, (ii) by check acceptable to the Company, (iii) by delivery of Common Stock of the sale class of stock subject to the Option, or (iv) a combination of the above so that the sum of the fair market value of any such cash, check or Common Stock equals the Option price.

7.      Adjustments. The Committee shall make or provide for such adjustments in the option price and in the number or kind of shares of Common Stock or other securities covered by outstanding Options as the Committee in its sole discretion, exercised in good faith, may determine are equitably required to prevent dilution or enlargement of the rights of Optionees that would otherwise result from (i) any share dividend, share split, combination of shares, issuance of rights or warrants to purchase shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation; or (iii) any other corporate transition or event having an effect similar to any of the foregoing. The Committee shall not have the power to reduce the Option price for outstanding Options except in the case of transactions described in the preceding sentence. The Committee shall also make or provide for such adjustments in the number or kind of shares of Common Stock which may be sold under this Plan as the Committee in its sole discretion, exercised in good faith, may determine are appropriate to reflect any transaction or event described in this Section.

8.      Merger, Sale of Assets, Etc. In the event of the merger or reorganization of the Company with or into any other corporation, or in the event of a proposed sale of substantially all of the assets of the Company, or in the event of a proposed dissolution or liquidation of the Company (collectively, "sale transaction”): (i) all outstanding Options that are not then fully exercisable becomes exercisable immediately before the date of closing of any sale transaction or such earlier date as the Board or the Committee may fix; and (ii) the Board or the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Board or the Committee. In the event of such termination, however, the Board or the Committee must notify each Optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the Board or the Committee, and each Optionee has the right to exercise his Option prior to said termination date.

9.      Options evidenced by Written Option Agreement. Each grant of Options hereunder shall be evidenced by a stock option agreement, in a form substantially similar to that attached hereto and incorporated by reference herein. Each stock option agreement shall contain provisions established by the Committee setting forth the manner of exercise of such Option, whether the Option granted is intended to qualify or not to qualify as an Incentive Stock Option and such other terms and conditions not inconsistent herewith as shall be approved by the Committee.

10.      Amendment.

          9.1      Amendments - The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time, including amending the Plan for the purpose of making additional Shares available for Awards under the Plan, provided, that no change in any grant theretofore made may be made which would impair the rights of the recipient of a grant without the consent of such recipient or change the designation of the class of employees eligible to receive Options.

           9.2      Correction of Defects, Omissions and Inconsistencies. The Board of Directors may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.

11.      Time of Granting Options. The date of grant of an Option under this Plan shall, for all purposes, be the date on which the Committee makes the determination to grant such Option. Notice of the determination shall be given to each individual to whom an Option is so granted within a reasonable time after the date of such grant.

12.      Termination of Plan. The Board of Directors in its discretion may terminate the Plan at any time with respect to any Shares for which a grant has not theretofore been made. The Plan is effective as of the date of its approval by the Board of Directors of the Company. No Award shall be granted under the Plan after the earlier of (i) ten (10) years from the date of approval of the Plan or (ii) termination of the Plan as provided herein.

However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and any authority of the Board of Directors to amend, alter, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond such date.

This Plan shall be terminated and no further Options shall be granted hereunder as of the tenth anniversary of the date the Plan is adopted by the Board.

13.      General Provisions. Neither the adoption of this Plan nor its operation, nor any document describing or referring to this Plan or any part thereof, shall confer upon any Optionee any right to continue in the employ of the Company or any parent or subsidiary corporation, or shall in any way affect the right and power of the Company or any parent or subsidiary corporation to terminate the employment of any Optionee under the Plan at any time with or without assigning a reason therefore, to the same extent as the Company might have done if the Plan had not been adopted.

          (i)        No Cash Consideration for Awards. Except as otherwise provided in the Plan, awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

          (ii)       Awards May Be Granted Separately or Together. Awards, in the discretion of the Board of Directors, may be granted either alone or in addition to, or in tandem with any other Award or any award granted under any other plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

          (iii)      Term of Awards. The term of each Award shall be for such period as may be determined by the Board of Directors.

          (iv)       Status of Stock. The Company intends to register, or may have registered for issue under the Securities Act of 1933, as amended (“the Act”), the Shares of Stock acquirable pursuant to Awards under the Plan, and to keep such registration effective throughout the period any Awards are in effect. In the event exemption from registration under the Act is available, Participant (or Participant's estate or personal representative in the event of the Participant's death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws. No sale or disposition of Shares of Stock acquired pursuant to an Award under the Plan by a Participant shall be made in the absence of an effective registration statement with respect to such shares under the Act unless an opinion of counsel satisfactory to the

Company that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws is first obtained.

          (vi)        Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board of Directors may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed and any applicable Federal or state securities laws, and the Board of Directors may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

          (vii)       Permitted Grants. Awards may be granted under the Plan to an individual eligible to participate in the Plan as consideration for any contractual obligation of the Company and its Affiliates, or in payment of any benefit or remuneration payable under any compensatory plan or program of the Company and its Affiliates, as the Board of Directors in its sole discretion may approve.

          (viii)      $ 100,000 per year limitation – To the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable by any individual for the first time during any calendar year under this Plan and any other plans of the employer or its affiliates or subsidiaries, exceeds $100,000, such options will be treated as options which do not qualify as incentive stock options.

14.      Compliance with Law and Approval of Regulatory Body. No Option shall be exercisable and no stock will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations, including, without limitation, compliance with applicable withholding tax requirements, if any, and the rules of all domestic stock exchanges of which the Company may be listed. Any stock certificates issued to evidence stock as to which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, and no stock will be delivered under this Plan, until the Company has obtained such consent or approval from the regulatory body, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

In the case of the exercise of an Option by a person or estate acquiring the right to exercise such Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of such Option and may require such consents and releases of taxing authorities as the Committee may deem advisable.

15.      Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

          (a)      “Affiliate” shall mean (i) any entity that directly or through one or more intermediaries is controlled by the Company, (ii) any entity in which the Company has a significant equity interest as determined by the Board of Directors, and (iii) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

          (b)      “Associate” is used to indicate a relationship with a specified person and shall mean (i) any corporation, partnership or other organization to which such specified person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or who is a Director or officer of the Company or any of its parents or Affiliates, and (iv) any person who is a director or officer of such specified person or any of its parents or Affiliates (other than the Company or any wholly-owned subsidiary of the Company).

          (c)      “Award” shall mean any Stock granted under the Plan.

          (d)      “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

          (e)      “Beneficial Owner” shall be defined by reference to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; provided, however, and without limitation, any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be the Beneficial Owner of such Voting Stock.

          (f)      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (g)      “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee; Continuous Status as an Employee will not be considered interrupted in the case of sick leave, military leave, maternity leave, or any other approved leave of absence.

          (h)      “Disability" shall mean, with respect to an Employee of the Company or one of its Affiliates, such total and permanent disability as qualifies the Employee for benefits under the long-term or extended disability plan of the Company or Affiliate covering the Employee at the time. In the absence of a long term or extended disability plan of the Company, Disability shall mean inability to perform duties and services for the Company or an Affiliate by reason of a medically determinable physical or mental impairment supported by medical evidence which in the opinion of the Board of

Directors can be expected to result in death or which can be expected to last for a continuous period of not less than twelve (12) months.

          (i)      “Employee” shall mean key employees of the Company, including subsidiaries which become such after the adoption of this Plan.

          (j)      “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the value of such property determined by such methods or procedures as shall be established from time to time by the Board of Directors; provided, that so long as the closing price of Shares as reported on the Over-The-Counter Bulletin Board, Fair Market Value with respect to Shares on a particular date shall mean such closing price of Shares as so reported for such date (or, if no prices are quoted for that date, as so quoted for the last preceding date for which such prices were so quoted).

          (k)      “Involuntary Termination” shall mean termination of a Participant's employment as an Employee with the Company or an Affiliate at the election of the Company or Affiliate, provided that such termination is not Termination for Cause, nor Continuous Status as an Employee. Involuntary Termination shall not include a transfer of assignment or location of a Participant where the Participant is employed by or in the service of the Company or an Affiliate both before and after the transfer.

          (l)      “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

          (m)      “Participant” shall mean an Employee, non-employee director, Service Provider or other individual designated eligible to be granted an Award under the Plan.

          (n)      “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

          (o)      “Released Securities” shall mean securities that were Stock with respect to which all applicable restrictions have expired, lapsed or been waived.

          (p)      “Retirement” shall mean (i) with the consent of the Board of Directors, after age 55 with at least five years of service, an Employee's termination of employment, and (ii) upon or after age 71 employee's termination of employment and commencement of receipt of benefits accrued under a tax qualified pension plan sponsored by the Company.

          (q)      “Service Provider” shall mean any individual or independent contractor who is not an employee of the Company who provides a service to the Company.

          (r)      “Shares” shall mean the shares of Common Stock of the Company.

          (s)      “Stock” shall mean any Shares granted under this Plan.

          (t)      “Termination for Cause” shall mean termination of employment or service at the election of the Company or an Affiliate because of the Participant's (i) conviction of a felony relating to or in connection with Company or Company's (or Affiliate) business (which, through lapse of time or otherwise, is not subject to appeal); or (ii) willful refusal without proper legal cause to perform the Participant's duties and responsibilities; or (iii) willfully engaging in conduct which the Participant has, or in the opinion of the Board of Directors should have, reason to know is materially injurious to the Company or an Affiliate. Such termination of employment or service shall be effected by notice thereof delivered by the Company or an Affiliate to the Participant and shall be effective as of the date stated in such notice; provided, however, that if (a) such termination of employment or service is because of the Participant's willful refusal without proper cause to perform any one or more duties and responsibilities and (b) within seven (7) days following the date of such notice the Participant shall cease such refusal and shall use all reasonable efforts to perform such obligations, the termination of employment or service, if made, shall not be for cause.

          (u)      “Voting Stock” shall mean all outstanding shares of capital stock of the Company entitled to vote generally in elections for directors, considered as one class; provided, however, that if the Company has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

          (v)      Any terms or provisions used herein which are defined in Sections 83, 421, 422 or 424 of the Code or the regulations hereunder shall have the meanings as therein defined.

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          Effective pursuant to resolution of the Board of Directors dated March 9, 2007.

By: /s/John Robertson
Its: Chief Executive Officer

By: /s/ James Vandeberg
Its: Chief Financial Officer